UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-829-8234

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the flowing provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 14, 2012, Global Payments Inc. (the “Company”), a Georgia corporation, entered into an agreement to acquire Accelerated Payment Technologies (“APT”). APT is a provider of fully-integrated payment solutions for small to medium sized merchants producing approximately $8 billion in annual card volume. APT markets its products and services primarily through a network of 700 value-added resellers (“VARs”) covering 30 different vertical markets. The Company currently processes the majority of APT’s transactions under its existing Independent Sales Organization (“ISO”) processing relationship and, as a result, the Company’s revenue will not materially change.

Under the terms of the agreement and pending regulatory approvals and customary closing conditions, the Company will pay $413 million in cash to acquire APT from Great Hill Partners. The transaction is expected to close during the Company’s second fiscal quarter 2013. The Company will provide further details when the transaction closes.

A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated August 15, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Payments Inc.
(Registrant)

Date: August 16, 2015	By:	/s/ David E. Mangum
David E. Mangum
Chief Financial Officer